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                                                                    EXHIBIT 99.1

                                 (ARADIGM LOGO)


              ARADIGM ANNOUNCES $12.5M PRIVATE PLACEMENT FINANCING

           PROCEEDS TO FURTHER AERX AND INTRAJECT DEVELOPMENT PROGRAMS

HAYWARD, Calif. - December 20, 2004 - Aradigm Corporation (Nasdaq: ARDM) today announced that it had entered into a definitive agreement for a $12.5 million private placement of common stock and the concurrent issuance of warrants for the purchase of common stock.

Under the terms of the financing, Aradigm will sell approximately 8.3 million shares of common stock at $1.50 per share, representing a 16% discount to the closing price on the commitment date. Gross net proceeds will be $11.75 million. Use of proceeds will include advancement of the company's R&D efforts, working capital and general operations. SG Cowen served as lead placement agent and Punk Ziegel served as co-agent for the transaction.

"The proceeds from this financing, combined with the more than $50 million we expect to receive from Novo Nordisk in connection with the pending restructuring of our agreements with them, should allow us to fund our operations to 2007, when we hope to launch our first product," said Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm. "This funding places us in an excellent position to move our two self-initiated programs forward. Over the next several months, we will begin additional studies on our Intraject with sumatriptan product with pivotal trials occurring during the second half of 2005. This follows positive clinical data demonstrating pharmacokinetic bioequivalence to subcutaneous injection and paves the way to a promising treatment for acute migraine attacks.

Dr. Lawlis continued: "During the first quarter of 2005, we will also begin work with our AERx opportunities with liposomal ciprofloxicin, a proprietary technology that we now own and arises from a recently announced agreement with the Canadian government. This program targets the delivery of the antibiotic ciprofloxacin for the treatment of bioterror-related anthrax inhalation using our AERx system. Outside of this program, Aradigm will also be exploring the use of liposomal ciprofloxicin in other indications such as cystic fibrosis and chronic obstructive pulmonary disease. We are pleased with the opportunities ahead and that this financing will strengthen our ability to pursue them."

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These securities have not been registered under the Securities Act of 1933, as amended or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Aradigm has agreed to file a registration statement with respect to the shares within thirty (30) days following the closing. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

Aradigm develops non-invasive delivery systems to enable patients to comfortably self-administer biopharmaceuticals and small molecules that would otherwise be given by injection. The company's advanced AERx(R) pulmonary and Intraject(R) needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs focus on neurological disorders, heart disease, respiratory conditions and cancer. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

AERx and Intraject are registered trademarks of Aradigm.

Contact:     Christopher Keenan    or       Joe Dorame
             Aradigm                        RCG Capital Markets Group, Inc.
             (510) 265-9370                 (480) 675-0400